EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Steven Madden, Ltd. on Form S-8 (Nos. 333-231874, 333160520, 333-138584, and 333-184564) of our report dated March 2, 2020, on our audit of the consolidated financial statements for the year ended December 31, 2019, which report is included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP
Iselin, New Jersey
March 1, 2022